EXHIBIT 99.7

CONSENT

The undersigned, who has agreed to serve as a member of the Board of Directors of Pervasive Software Inc. (the “Company”) following the completion of the merger between Data Junction Corporation and Ramal Acquisition Corp., a wholly-owned subsidiary of the Company, hereby grants the Company consent to use his name in its Registration Statement on Form S-4 and all amendments, including post-effective amendments, to the Registration Statement.

Dated: September 18, 2003

/s/ MICHAEL HOSKINS

Michael Hoskins